EXHIBIT 99.1

Aptose Reports Third Quarter 2025 Results

  Tuspetinib Continues to Demonstrate Excellent Safety and Complete Responses in the TUSCANY Clinical Trial of Tuspetinib in AML Triple Drug Frontline Therapy at Increased Dose Levels
  Patients are Now Being Treated at 160 mg Dose of Tuspetinib

SAN DIEGO and TORONTO, Nov. 13, 2025 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (TSX: APS and OTC: APTOF), a clinical-stage precision oncology company developing a tuspetinib (TUS)-based triple drug frontline therapy to treat patients with newly diagnosed acute myeloid leukemia (AML), today announced financial results for the third quarter ended September 30, 2025, and provided a corporate update.

“Tuspetinib in combination with VEN+AZA standard treatment (TUS+VEN+AZA) has been highly active and so well tolerated in newly diagnosed AML patients with 40 mg, 80 mg, and 120 mg TUS, we dose escalated to the 160 mg TUS dose level in the triplet,” said William G. Rice, Ph.D., Chairman, President and Chief Executive Officer of Aptose. “Patients evaluated at the higher dose levels of 80 mg and 120 mg TUS have all (6/6; 100%) achieved CR/CRh responses, exceeding the 66% rate expected from VEN+AZA alone. We now are dosing at 160 mg TUS, and we look forward to providing further updates next month at ASH.”

Key Corporate Highlights

  Tuspetinib Data Reported at European School of Haematology (ESH) 7th International Conference Data from the ongoing TUSCANY trial of tuspetinib in combination with venetoclax and azacitidine (TUS+VEN+AZA) were presented in a poster presentation, “TUSCANY Study of Safety and Efficacy of Tuspetinib plus Standard of Care Venetoclax and Azacitidine in Study Participants with Newly Diagnosed AML Ineligible for Induction Chemotherapy,” at the European School of Haematology (ESH) 7th International Conference on Acute Myeloid Leukemia “Molecular and Translational”: Advances in Biology and Treatment, held in October in Estoril, Portugal. Data from 10 patients in the TUSCANY trial across all three cohorts, 40 mg, 80 mg or 120 mg TUS dose in TUS+VEN+AZA, reveal promising clinical safety and antileukemic activity and support the use of TUS with standard of care treatment across a broad range of AML populations, including those carrying adverse mutations regardless of FLT3 mutation status.

  As reported, the addition of TUS to VEN+AZA achieved CR/CRh responses in 6/6 (100%) patients treated at the higher dose levels of 80 mg and 120 mg TUS, exceeding the 66% rate expected from VEN+AZA alone. Overall, TUS+VEN+AZA has delivered CR/CRh responses in 9/10 (90%) patients.  CR/CRh responses were achieved across diverse mutational subtypes including unmutated FLT3, FLT3-ITD, NPM1c, biallelic TP53 with complex karyotype, RAS, and myelodysplasia related mutations. MRD-negativity with TUS+VEN+AZA was observed in 7/9 (78%) of responding patients by central flow cytometry, and hematopoietic stem cell transplants (HSCT) have been completed in 2 patients to date.

  Aptose Clinical Data Accepted for Poster Presentation at ASH – Aptose was notified that its abstract, “TUSCANY Study demonstrates safety and efficacy of tuspetinib plus standard of care venetoclax and azacitidine in patients with newly diagnosed AML ineligible for induction chemotherapy,” has been selected for poster presentation at the 67th American Society of Hematology (ASH) Annual Meeting and Exposition. The meeting is scheduled to take place December 6-9, 2025, in Orlando, Florida. The abstract accepted for presentation can be viewed online at the ASH conference website here, and will appear in the November supplemental issue of Blood. The actual presentation will include more recent updates and additional data not found in the abstract.

Completed and Planned Value-Creating Milestones

2025: 1H

  Reported safety and efficacy with 40mg TUS+VEN+AZA
  Reported safety and efficacy with 80mg TUS+VEN+AZA

2025: European Hematology Association (EHA)

  Reported maturing data from TUS+VEN+AZA triplet study

2025: 2H

  Reported safety and efficacy with 120 mg TUS+VEN+AZA
  CSRC review of data; decision to dose escalate to 160 mg TUS+VEN+AZA

2025:  European School of Haematology (ESH) 7th International Conference

  Reported excellent safety across three TUS dose levels of TUS+VEN+AZA
  Reported CR/CRh responses in patients with biallelic TP53 mutations
  Reported evolving data from 120 mg TUS+VEN+AZA triplet

2025: American Society of Hematology (ASH)

  Report evolving response rate and durability data from four (4) dose levels of TUS+VEN+AZA triplet
  Report safety and tolerability of TUS with VEN+AZA in combination with unadjusted dosing of VEN+AZA
FINANCIAL RESULTS OF OPERATIONS
Aptose Biosciences Inc.
Statements of Operations Data
(unaudited)
($ in thousands, except for share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$2,205	$4,702	$7,867	$15,560
General and administrative	2,708	2,263	9,428	8,510
Total operating expenses	4,913	6,965	17,295	24,070
Other (expense) income, net	(210)	12	(414)	225
Net loss	$(5,123)	$(6,953)	$(17,709)	$(23,845)
Net loss per share, basic and diluted	$(2.01)	$(11.33)	$(7.34)	$(44.41)
Weighted average number of common shares outstanding used in the calculation of basic and diluted loss per common share
	2,552,429	613,604	2,411,943	536,891

Net loss for the quarter ended September 30, 2025 decreased by $1.8 million to $5.1 million, as compared to $7.0 million for the comparable period in 2024. Net loss for the nine months ended September 30, 2025 decreased by $6.1 million to $17.7 million, as compared to $23.8 million for the comparable period in 2024.

Aptose Biosciences Inc.
Balance Sheet Data
(unaudited)
($ in thousands)

	September 30,	December 31,
	2025	2024
Cash, cash equivalents and restricted cash equivalents	$1,637	$6,707
Working capital	(3,302)	5,053
Total assets	6,341	10,127
Long-term liabilities	18,712	10,193
Accumulated deficit	(558,676)	(540,967)
Shareholders’ deficit	(19,450)	(4,543)

  Total cash, cash equivalents and restricted cash equivalents as of September 30, 2025 were $1.6 million. The Company does not have sufficient cash to fund operations and relies on advances made by Hanmi to fund operations. The Company is actively deploying financing and cost reduction efforts to extend cash runway.
  As of November 7, 2025, there were 2,552,429 common shares of the Company (“Common Shares”) issued and outstanding. In addition, there were 37,370 Common Shares issuable upon the exercise of outstanding stock options and there were 1,267,585 Common Shares issuable upon the exercise of the outstanding warrants.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses for the three and nine months ended September 30, 2025 and 2024 were as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2025	2024	2025	2024

Program costs – Tuspetinib	$1,423	$4,067	$5,135	$10,656
Program costs – Luxeptinib	91	(225)	290	287
Program costs – APTO-253	-	-	-	13
Personnel related expenses	661	941	2,258	4,274
Stock-based compensation	30	(81)	184	317
Depreciation of equipment	-	-	-	13
Total	$2,205	$4,702	$7,867	$15,560

Research and development expenses decreased by $2.5 million to $2.2 million for the quarter ended September 30, 2025, as compared to $4.7 million for the comparable period in 2024. Changes to the components of our research and development expenses presented in the table above are primarily as a result of the following events:

  Program costs for tuspetinib were $1.4 million for the quarter ended September 30, 2025, compared with $4.1 million for the comparable period in 2024. The lower program costs for tuspetinib in the current period are attributable to reduced activity in our APTIVATE clinical trial, reduced manufacturing activity, and related expenses.
  Program costs for luxeptinib increased by approximately $0.3 million during the three months ended September 30, 2025 compared to the comparable period in 2024 due to a refund provided by one of our clinical vendors during the three months ended September 30, 2024.
  The Company discontinued further development of APTO-253.
  Personnel-related expenses decreased by $0.3 million due to lower headcount for research and development personnel in the current quarter.
  Stock-based compensation increased by $0.1 million in the quarter ended September 30, 2025, compared to the comparable period in 2024, primarily due to forfeitures recognized during the three months ended September 30, 2024 in connection with employee terminations during the period.

Research and development expenses decreased by $7.7 million to $7.9 million for the nine months ended September 30, 2025, as compared to $15.6 million for the comparable period in 2024. Changes to the components of our research and development expenses presented in the table above are primarily as a result of the following events:

  Program costs for tuspetinib were $5.1 million for the nine months ending September 30, 2025, compared to $10.7 million for the comparable period in 2024. The increased costs associated with the TUSCANY study were offset by a decrease in tuspetinib development expenses during the current period. This reduction is due to the conclusion of activities in our APTIVATE clinical trial during the current period, compared to higher APTIVATE activities during the nine months ended September 30, 2024, as well as lower manufacturing and related development costs.
  Program costs for luxeptinib remained consistent during the nine months ended September 30, 2025 compared to the comparable period in 2024.
  The Company discontinued further development of APTO-253.
  Personnel-related expenses decreased by $2.0 million due to lower headcount for research and development personnel in the current quarter.
  Stock-based compensation decreased by approximately $0.1 million in the nine months ended September 30, 2025, compared to the comparable period in 2024, primarily due to stock options forfeited and/or vested in prior periods that are no longer being expensed resulting in lower expense in the current period.

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company’s lead clinical-stage compound tuspetinib (TUS), is an oral kinase inhibitor that has demonstrated activity as a monotherapy and in combination therapy in patients with relapsed or refractory acute myeloid leukemia (AML) and is being developed as a frontline triplet therapy in newly diagnosed AML. For more information, please visit www.aptose.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Canadian and U.S. securities laws, including, but not limited to, statements regarding the Company’s clinical development plans, the clinical potential, anti-cancer activity, therapeutic potential and applications and safety profile of tuspetinib, clinical trials, upcoming milestones and presentation of additional data, financing and cost reduction efforts, expectations regarding capital available to the Company to fund planned Company operations, the Company’s cash runway, and statements relating to the Company’s plans, objectives, expectations and intentions and other statements including words such as “continue”, “expect”, “intend”, “will”, “hope” “should”, “would”, “may”, “potential” and other similar expressions. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic, competitive, political and social uncertainties and contingencies. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements described in this press release. Such factors could include, among others: our ability to obtain the capital required for research and operations; the inherent risks in early stage drug development including demonstrating efficacy; development time/cost and the regulatory approval process; the progress of our clinical trials; our ability to find and enter into agreements with potential partners; our ability to attract and retain key personnel; changing market and economic conditions; unexpected manufacturing defects, the evolving regulatory and political landscape and the funding of government programs and other risks detailed from time-to-time in our ongoing current reports, quarterly filings, annual information forms, annual reports and

Should one or more of these risks or uncertainties materialize, or should the assumptions set out in the section entitled "Risk Factors" in our filings with Canadian securities regulators and the United States Securities and Exchange Commission underlying those forward- looking statements prove incorrect, actual results may vary materially from those described herein. These forward-looking statements are made as of the date of this press release and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. We cannot assure you that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and accordingly investors are cautioned not to put undue reliance on forward-looking statements due to the inherent uncertainty therein.

For further information, please contact:

Aptose Biosciences Inc.
Susan Pietropaolo
Corporate Communications & Investor Relations
201-923-2049
spietropaolo@aptose.com